EXHIBIT 16.1



December 1, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  DHB Industries, Inc. (the "Company")

Dear Sir or Madam:

We have read Item 4 of Form 8-K/A #4 dated August 20, 2003 of DHB Industries, Inc. as filed with the Securities and Exchange Commission, November 25, 2003 and are in agreement with the statements contained therein concerning our firm, except as follows:


     o With respect to the first two sentences of paragraph 4, on August 13, 2003, during a conference call to discuss the June 30, 2003 quarterly filing, we did inform the Chair of the Company's Audit Committee that we had noted certain matters involving internal control that we considered material weaknesses including, but not limited to, the lack of disclosure of related party transactions. We informed the Audit Committee Chair that a material weakness letter would be issued imminently. The letter was provided to the Company on August 20, 2003.

     o The statement in the third paragraph concerning the Company's lack of internal control to prepare financial statements was considered by us in determining the nature, timing and extent of procedures performed in our audit of the Company's 2002 consolidated financial statements.



Very truly yours,



/s/ GRANT THORNTON LLP